Exhibit 10.9A

                              OPERATING AGREEMENT

      This OPERATING AGREEMENT is made this 22nd day of February, 1993, between DUBUQUE RACING ASSOCIATION, LTD., an Iowa nonprofit corporation, (hereinafter referred to as "DRA") and GREATER DUBUQUE RIVERBOAT ENTERTAINMENT COMPANY, L.C., an Iowa limited liability company, (hereinafter referred to as "Greater Dubuque").

      RECITALS:

      A. Chapter 99F of the Iowa Code, together with rules and regulations of the Iowa Racing and Gaming Commission, authorizes excursion boat gambling in the State of Iowa.

      B. DRA, a qualified sponsoring organization, presently holds a license to conduct gambling games under Chapter 99F and other Iowa statutes referred to therein.

      C. DRA and Greater Dubuque will jointly file an application with the Iowa Racing and Gaming Commission for the purpose of obtaining the necessary licenses to conduct gambling games and operate an excursion gambling boat pursuant to the terms of this Agreement.

      D. The parties, through their joint efforts and subject to the terms and conditions of this Operating Agreement, wish to conduct riverboat gambling in the Dubuque, Iowa area.

      NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

      1. TERM. This Agreement shall become effective immediately and shall terminate at 11:59 p.m. on March 31, 1996. Greater Dubuque shall have the option to renew and extend this operating Agreement for two (2) consecutive 3-year terms; commencing April 1, 1996 and April 1, 1999, under the same terms and conditions as during the initial term. If Greater Dubuque elects to exercise its first 3-year renewal option, it shall do so by notice in writing to DRA prior to September 1, 1995. If Greater Dubuque elects to exercise its second 3-year renewal option commencing April 1, 1999, it shall do so by notice in writing to DRA prior to September 1, 1998. Notwithstanding the foregoing, if Greater
Dubuque is in default on the last day of the term of this Agreement or on the last day of the initial 3-year renewal term, Greater Dubuque shall not have the right to renew and extend this Operating Agreement for any subsequent period. Also, Greater Dubuque shall not be entitled to renew this Operating Agreement for the second 3-year renewal term commencing April 1, 1999, unless it has previously exercised its option to renew for the prior 3-year renewal term commencing April 1, 1996.
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      During the term of this Agreement and during any 3-year renewal term, both parties shall in good faith endeavor to maintain in good standing their respective gambling licenses under Chapter 99F of the Iowa Code. However, if the gambling license of one or both parties expires and is not renewed by the Iowa Racing and Gaming Commission for reasons other than the fault, negligence or omission of said party or one of its officers, directors, employees or agents, then said failure to obtain renewal of said gambling license shall not constitute a breach of this Agreement.

      Nothing herein will preclude the parties from mutually agreeing to terminate this Operating Agreement or from entering into a new or amended agreement at any time.

      Excursion riverboat operations shall begin as soon as practicable in the April 1, 1993 - March 31, 1994 excursion gambling boat season. The parties at this time have targeted June 1, 1993 or before as the beginning date of such operations but mutually recognize that certain other events beyond their control may result in operations commencing after June 1, 1993.

      2. DECISION-MAKING RESPONSIBILITIES. Greater Dubuque shall consult with DRA and secure the consent of DRA on all matters of policy, including without limitation the following:

      (a)   Setting ticket price levels and admission price levels;

      (b) Determining the number and types of gaming devices, the total square footage of the casino area, and the furnishing of the excursion gambling boat;

      (c) Determining matters of policy relating to advertising, marketing, hiring of Greater Dubuque employees, public relations, entertainment, pricing, quality, and passenger relations with regard to excursion gambling boat operations;

      (d) Setting the number of excursions per year and approving the length of each excursion;

      (e)   Setting routes and docking sites for the excursion gambling boat;

      (f) Determining policies relating to the issuance of complimentary passes for admission to the excursion gambling boat;

      (g) Determining all other policies relating to the operation of the excursion gambling boat or the conducting of gambling games.


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DRA and Greater Dubuque shall each form a separate committee consisting of not more than three (3) individuals for the purpose of consulting and reaching mutual agreement (subject to final approval by the DRA Board) with regard to the above referred to matters and any other matters of policy. If the parties cannot agree on a matter of policy, the issue shall be submitted to arbitration under the provisions of paragraph 6 herein.

      All day-to-day operational matters pertaining to the excursion gambling boat operation shall be the responsibility of Greater Dubuque and shall be carried out by Greater Dubuque without the necessity of consulting with DRA.

      3. CONDITIONS PRECEDENT TO CONTRACT. This Operating Agreement shall be effective only if all of the following conditions are satisfied:

      (a) The filing by no later than February 22, 1993, of a joint application by DRA and Greater Dubuque with the Iowa Racing and Gaming Commission for licenses to conduct gambling games and to operate an excursion gambling boat.

      (b) Approval of the joint application referred to in subparagraph 3(a) above by the Iowa Racing and Gaming Commission at its March 1993 meeting and the subsequent issuance of the required licenses.

      (c) Approval of this Operating Agreement, and any amendments thereto, by the Iowa Racing and Gaming Commission.

      (d) Greater Dubuque obtaining adequate financing, including invested equity capital, and providing evidence thereof acceptable to DRA prior to the filing of the joint application for licenses referred to in subparagraph 3(a) above.

      (e) Termination no later than May 1, 1993, of the existing Sublease Agreement between DRA, as lessor, and Dubuque Casino Belle, Inc., as lessee, dated July 2, 1990. It is DRA's position that said Sublease will automatically terminate effective March 31, 1993, by reason of the termination of the DRA - Dubuque Casino Belle, Inc. Operating Agreement.

      (f) Amendment of the DRA - City of Dubuque Lease Agreement covering the dock site and parking facilities for the purpose of (1) permitting the subleasing of the property by DRA to Greater Dubuque and (2) permitting, if necessary, the construction of a physical facility for ticket sales upon the leased


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            premises or upon some other premises, not currently leased, acceptable to Greater Dubuque and DRA.

      (g) The execution of a Sublease Agreement between DRA, as lessor, and Greater Dubuque, as lessee, to be effective no later than May 1, 1993, and covering the premises presently leased by DRA to Dubuque Casino Belle, Inc. Said Sublease Agreement shall be subject to the approval of the City of Dubuque. Through this sublease, Greater Dubuque will be provided with a dock site, berthing location, and a parking area, which parking area is identified as Parking Lot #1 and Parking Lot #2 under the Ice Harbor Parking Agreement dated July 2, 1990, with the City of Dubuque and other parties. The Sublease shall also provide, if necessary, a location to construct a ticket sale facility.

            If it is necessary for Greater Dubuque to construct a facility for ticket sales, the particulars of such facility, including its size and design, shall be mutually agreed upon by the parties prior to construction. The cost of construction and all related expenses, including utility hookups, shall be divided between Greater Dubuque and DRA as they mutually agree prior to commencement of construction. If the parties cannot agree, then the issue of cost-sharing shall be submitted to arbitration under the provisions of paragraph 6 herein.

      (h) Greater Dubuque obtaining by no later than February 22, 1993, signed contracts, acceptable to both Greater Dubuque and DRA, in respect to the purchase or lease/purchase of gaming equipment and an excursion gambling boat having a passenger capacity acceptable to DRA.

      (i) Greater Dubuque, prior to May 1, 1993, giving written notice to all applicable parties to the Ice Harbor Parking Agreement dated July 2, 1990, stating that Greater Dubuque adopts and assumes all rights and obligations that are applicable to an excursion gambling boat operator under said Agreement.

If any of the foregoing conditions are not satisfied, this Operating Agreement shall be null and void unless the unsatisfied condition is waived in writing by both parties.

      4. FINANCIAL MATTERS. All revenues resulting from the operation of the excursion gambling boat shall initially be collected by Greater Dubuque and shall be paid and divided between the parties on the following basis:


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      (a)   Payments to DRA.

            (1) Greater Dubuque shall initially pay no admission fee to DRA. Greater Dubuque shall pay to DRA an admission fee only if mutually agreed to by the parties in the future.

                  Greater Dubuque shall be responsible for payment of any and all fees owing to the State of Iowa and local governments under Section 99F.10 of the Iowa Code or under any other state or local law, regulation or ordinance. Greater Dubuque shall indemnify and hold DRA harmless from any and all claims relating to fees owing to the State of Iowa or local governments under Section 99F.10 of the Iowa Code or under any other state or local law, regulation, or ordinance.

            (2) During each April 1 - March 31 excursion season, Greater Dubuque shall pay to DRA a percentage of "net gambling receipts" from gambling games, which percentage shall be as follows:

                        8% of the first $5,000,000
                        10% of the next $5,000,000
                        12.5% of the next $5,000,000
                        15% of all "net gambling receipts"
                          in excess of $15,000,000.

                  For this purpose, the term "net gambling receipts" includes gross receipts from gambling games, less amounts returned as winnings to players and the state wagering tax imposed by
                  Section 99F.11 of the Iowa Code. This payment shall be made to DRA weekly and within the time period required for remission of the wagering tax to the State of Iowa under Section 99F.11 of the Iowa Code or under any other state or local law, regulation or ordinance. Greater Dubuque shall be responsible for remittance of all wagering taxes owing to the State of Iowa under Section 99F.11 of the Iowa Code or under any other state or local law, regulation or ordinance. Greater Dubuque shall indemnify and hold DRA harmless from and against any and all claims relating to wagering or other taxes owing to the State of Iowa or any local government under Section 99F.11 of the Iowa Code or under any other state or local law, regulation, or ordinance.


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            (3)   For each April 1 - March 31 excursion season, the minimum
                  payment to DRA under subparagraphs (a)(1) [if applicable] and
                  (a)(2) above shall be $1,000,000, and any amount required to satisfy the minimum shall be payable by Greater Dubuque within 15 days after the end of each April 1 - March 31 excursion season. Any required payment under this subparagraph shall be reduced by an appropriate proration if fewer than 12 months of operation are carried out during the April 1, 1993 - March 31, 1994 initial excursion season.

                  The minimum payment to DRA under this subparagraph, as set forth above, shall be reduced for any April 1 - March 31 excursion season during which:

                  (A) Either excursion boat gambling or a land-based slot or casino operation is carried on by an operator licensee under the laws of Illinois and/or Wisconsin; and

                  (B) The Illinois and/or Wisconsin licensed operator is a business entity other than Greater Dubuque or a corporation or business entity owned or controlled by Greater Dubuque, even though Greater Dubuque or a corporation or business entity owned or controlled by Greater Dubuque is also an Illinois and/or Wisconsin licensed operator carrying on excursion boat gambling or land-based slot or casino operations under the laws of Illinois and/or Wisconsin at locations other than Jo Daviess County, Illinois and Grant County, Wisconsin; and

                  (C) The Illinois and/or Wisconsin licensed operator maintains an excursion boat gambling dock site in Jo Daviess County, Illinois and/or Grant County, Wisconsin or, in the case of land-based slot or casino operations, carries on said operations in Jo Daviess County, Illinois and/or Grant County, Wisconsin; and

                  (D) The Illinois and/or Wisconsin licensed operator conducts either excursion boat gambling or a land-based slot or casino operation from Jo Daviess County, Illinois and/or Grant County, Wisconsin


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

                        during the period from May 1 through October 31.

                  If all of the above conditions exist, the $1,000,000 payment otherwise guaranteed by Greater Dubuque to DRA shall be reduced by $83,333.33 for each full calendar month that the Illinois and/or Wisconsin licensed operator conducts excursion boat gambling or land-based slot or casino gambling from Jo Daviess County, Illinois and/or Grant County, Wisconsin, from May 1 through October 31.

      (b) Revenues retained by Greater Dubuque. Except for amounts due DRA under subparagraphs (a)(1), (a)(2), and (a)(3) above,

            (1) Greater Dubuque shall be entitled to retain all net gambling receipts; and

            (2) Greater Dubuque shall be entitled to retain all other receipts, including but not limited to those from food and beverage concessions, entertainment, sale of arts, crafts and gifts, and sale of tickets.

      (c) Parking revenues. Net revenues, if any, from parking of vehicles at the dock site shall be paid and divided between Greater Dubuque and DRA as determined by mutual agreement. Both parties acknowledge that presently no charge is made for parking of vehicles and that any future agreement between the parties relating to net revenues from parking may be subject to the consent of the City of Dubuque.

      5. LAND-BASED CASINO OPERATION. In the event land-based casino or slot operations become authorized under Iowa law, DRA may elect to conduct such operations. If DRA elects to conduct such operations, then the parties agree as follows:

      (a) DRA shall give written notice to Greater Dubuque, informing Greater Dubuque of its intention to conduct a land-based casino and/or slot operation. Within 60 days thereafter, Greater Dubuque may elect by written notice to DRA to manage such operation, in which event DRA and Greater Dubuque shall enter into a management agreement. Under the management agreement, Greater Dubuque shall be responsible for furnishing all equipment and for the supervision of the operation, including all employee costs. Greater Dubuque shall pay DRA a percentage of net gambling receipts derived from


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            the land-based casino and/or slot operation, which percentage payment shall be mutually agreed upon by the parties. If the parties cannot agree, the issue of said percentage payment amount shall be submitted to arbitration under the provisions of paragraph 6 herein.

      (b) If Greater Dubuque does not elect to manage such land-based casino or slot operation within the 60-day period referred to in subparagraph (a) above, then DRA shall have the right, without Greater Dubuque's consent, to manage such operation itself or enter into a management agreement with a third party of DRA's choosing.

      6. LIMITED ARBITRATION. Certain paragraphs of this Agreement require that matters which cannot be mutually agreed upon by the parties shall be submitted to arbitration pursuant to the provisions of this paragraph 6. In such event, the matter, dispute or issue shall be resolved through arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the arbitration decision shall be binding upon both parties. As to all other issues, matters and disputes which are not required to be resolved through arbitration, each party shall have all legal and equitable rights and remedies as provided by law.

      7. RIGHT OF FIRST REFUSAL. In the event Greater Dubuque shall desire to sell or lease the excursion gambling boat and its furnishings and gambling equipment (hereinafter referred to as "furnishings and equipment") and/or its interest in any ticket sale facility (hereinafter referred to as the "building") constructed by it and obtains a bona fide offer from a third party for the purchase or lease of the excursion gambling boat and its furnishings and equipment and/or for its interest in said building, then DRA shall be given written notice of any such offer, including a copy of such offer and any related purchase or lease document; and DRA shall have the option to purchase or lease the excursion gambling boat and its furnishings and equipment and/or Greater Dubuque's interest in the building for the amount of the bona fide offer made by the third party and upon the same terms and conditions as set forth in the third party offer. DRA shall have 90 days following receipt of such written notice of the third party offer in which to exercise its option to purchase or lease, notice of which exercise by DRA shall be given in writing to Greater Dubuque within said 90-day period.

      If the bona fide offer to purchase or lease received by Greater Dubuque from a third party relates only to the excursion gambling boat and its furnishings and equipment and DRA exercises its option to purchase said boat and its furnishings and equipment under this paragraph, then DRA shall also have the right and option, at the same time, to purchase Greater Dubuque's interest in


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

the building. If the parties cannot reach an agreement as to the fair market value of Greater Dubuque's interest in the building, then one appraiser shall be chosen by Greater Dubuque and one appraiser shall be chosen by DRA to value Greater Dubuque's interest in the building. The two appraisers shall together determine the fair market value of Greater Dubuque's interest in the building, which value shall be the amount paid to Greater Dubuque if DRA exercises its option to purchase. In the event the two appraisers cannot agree on a fair market value, then they shall jointly choose a third appraiser whose decision as to fair market value shall be binding. "Fair market value", as used herein with respect to Greater Dubuque's interest in the building, shall mean fair market value determined as though Greater Dubuque's interest in the building and the land on which it is situated is a fee simple interest. Using such approach, the appraiser or appraisers shall state the fair market value of the land and the building separately, and DRA shall pay Greater Dubuque only the amount separately stated for the building. The cost of all appraisals shall be paid 50% by DRA and 50% by Greater Dubuque.

      In the event DRA exercises its option to purchase or lease under the terms of this paragraph 7, closing of the purchase or lease shall occur as soon as possible and by no later than 90 days following exercise of DRA's option.

      By this Agreement it is intended that DRA shall have a right of first refusal with respect to Greater Dubuque's proposed sale or lease of the excursion gambling boat and its furnishings and equipment and/or Greater Dubuque's interest in the ticket sale facility. Both parties acknowledge that any such sale or lease may be subject to the approval of the Iowa Racing and Gaming Commission.

      If DRA fails to exercise its option to purchase or lease within the 90-day period referred to above, then Greater Dubuque shall be free to proceed with the proposed sale or lease to a third party upon the terms set forth in the bona fide offer.

      DRA's right of first refusal and options under this paragraph shall be effective only during the term of this Agreement and any renewal term as referred to in paragraph 1 herein and shall not be effective following expiration of said term or renewal term. DRA's exercise or nonexercise of its right of first refusal and options under this paragraph shall not relieve Greater Dubuque from performing any obligation which it is otherwise required to perform under the terms of this Agreement. Greater Dubuque's attempted or actual sale or lease of the excursion gambling boat and its furnishings and equipment or its interest in the building during the unexpired term of this Operating Agreement or during the unexpired term of any renewal period shall constitute a breach of this Agreement unless consented to in writing by DRA.


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

      8. RESPONSIBILITY FOR OPERATIONS. With regard to all operations and activities relating to the excursion gambling boat and dock site facilities, the parties agree as follows:

      (a) Greater Dubuque shall be in possession of the excursion gambling boat and in charge of operating, on a day-to-day basis, the boat and all other on-board entities, including personnel, docking, embarking and disembarking of boat passengers.

      (b) Greater Dubuque will hire all gaming and nongaming employees and will be responsible for their supervision and direction. All of said individuals shall be considered as employees of Greater Dubuque, and Greater Dubuque shall be responsible for payment of all payroll taxes and government reporting with respect to Greater Dubuque's employment of said individuals.

      (c) Greater Dubuque shall be responsible for complying with all requirements of Chapter 99F of the Iowa Code and all rules and regulations of the Iowa Racing and Gaming Commission except those which require compliance solely by DRA.

      (d) Greater Dubuque shall indemnify and hold harmless DRA from and against any and all liabilities, obligations, claims, damages, causes of action, costs and expenses imposed upon, incurred by, or asserted against DRA by reason of any accident, injury to or death of persons, or loss of or damage to property occurring on the excursion gambling boat or upon the building premises. The respective duties and responsibilities of the parties with respect to the dock site (other than the building premises) and the parking area shall be covered under the Sublease Agreement to be entered into between DRA, as lessor, and Greater Dubuque, as lessee.

      (e) Greater Dubuque shall procure and maintain, at Greater Dubuque's expense, comprehensive public liability insurance insuring both Greater Dubuque and DRA in an amount not less than $10,000,000 single limit. Said liability insurance policy shall apply with respect to the excursion gambling boat and any building premises. A copy of said policy or policies shall be provided to DRA. Liability insurance in an amount not less than $5,000,000 single limit shall also be obtained by Greater Dubuque to cover the dock site and the parking area and shall be more specifically covered


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            under the Sublease between DRA, as lessor, and Greater Dubuque, as lessee.

      (f) Greater Dubuque shall be responsible for maintaining adequate security on the excursion gambling boat and on the building premises. The Sublease Agreement between DRA, as lessor, and Greater Dubuque, as lessee, shall also require Greater Dubuque to maintain adequate security upon the dock site and parking area covered under the Sublease.

      (g) Matters and policies relating to public parking in the dock and surrounding area are controlled by the Ice Harbor Parking Agreement dated July 2, 1990, the terms of which are incorporated herein by reference.

      (h) Cooperative advertising and joint marketing efforts will be jointly conducted by Greater Dubuque and DRA. To facilitate such cooperative advertising and joint marketing efforts, each party will appoint a separate committee of not more than three (3) individuals, who will jointly negotiate and agree upon such cooperative advertising and joint marketing efforts, which agreement shall be subject to final approval by the DRA Board of Directors. Nothing herein shall prevent either party from conducting individual advertising and marketing on said party's own behalf.

      9. RIGHTS OF DRA DURING CONTRACT TERM. During the term of this Agreement, one or more DRA designated representatives shall have the right at any time to inspect the excursion gambling boat, the building, the boat docking facility, and any other premises upon one day's advance notification to Greater Dubuque. It is mutually intended that the excursion gambling boat and dock site facility premises shall be kept clean and in good repair and that operations in general shall be conducted on a first class basis.

      10. RELATIONSHIP AND DUTIES WITH RESPECT TO THE STATE OF IOWA AND THE RACING AND GAMING COMMISSION.

      (a) Both parties acknowledge that with the filing of an application for licenses, the applicant must pay a nonrefundable application fee to the Racing and Gaming Commission of $25,000, which shall be paid one-half (1/2) by DRA and one-half (1/2) by Greater Dubuque. All additional fees assessed by the State in connection with the processing of the application and investigative matters, including any investigative fee payable to the Department of Public Safety, shall be paid by the party to which such fees are allocable. Each party will be


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            responsible for its own legal fees and other expenses relating to the licensing process.

      (b) Greater Dubuque and DRA will comply with all standards adopted by the Iowa Racing and Gaming Commission relating to boat operations, facilities, conducting gambling games, wagering rules, and all other applicable federal, state, and local laws.

      (c) Greater Dubuque and DRA shall prepare and file all reports, including financial reports, as required of them, respectively, by Iowa law and rules and regulations of the Iowa Racing and Gaming Commission. In addition, each party shall keep such books and records and have audits performed as required of them, respectively, by Iowa law and the Iowa Racing and Gaming Commission. Any and all reports, financial records, books, data, and audit information prepared by one party to this Agreement, regardless of whether or not required by state law, shall be furnished to the other party voluntarily and upon request. By this provision it is intended that any and all data related directly or indirectly to the excursion gambling boat operation shall be available to each party.

      (d) Both parties shall fully cooperate with the Iowa Racing and Gaming Commission and with any other state agencies relating to the licensing procedure and all other matters covered under the terms of this Agreement.

      (e) DRA and Greater Dubuque shall procure and maintain all such surety bonds which they each may be required by law to provide.

      11. COVENANTS OF GREATER DUBUQUE AND DRA. During the term of the Agreement, each party covenants as follows:

      (a) Greater Dubuque agrees that it will not, without the consent of DRA, operate an excursion gambling boat from dock sites in Dubuque County, Iowa, Jo Daviess County, Illinois, or Grant County, Wisconsin under the laws of said jurisdictions other than under the terms of this Agreement, and Greater Dubuque shall not contract with any other nonprofit corporation holding a gambling license for excursion gambling boat operations in Dubuque County, Iowa, for as long as this Agreement is in effect.

      (b) Greater Dubuque agrees that the excursion gambling boat to be operated under the terms of this Agree-


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            ment shall not be used by Greater Dubuque for the benefit of any other licensed holder or for any purpose other than riverboat gambling without DRA's approval.

      (c) DRA covenants and agrees that during the term of this Agreement it will not conduct excursion gambling boat operations with any excursion gambling boat licensed operator other than Greater Dubuque without Greater Dubuque's consent.

      12. DEFAULT. The occurrence of any one or more of the following events shall constitute a default by a party hereunder:

      (a) Failure of the party to perform or comply with any of the duties and obligations imposed upon said party under the terms of this Agreement.

      (b) The suspension or revocation of the party's license under Chapter 99F of the Iowa Code by the State of Iowa or the Iowa Racing and Gaming Commission.

      (c) Failure of the party to follow and comply with any applicable federal, state, municipal or other local laws, ordinances, rules and regulations, including, without limitation, any and all laws and regulations of the State of Iowa and the Iowa Racing and Gaming Commission relating to excursion boat gambling.

      (d) The party's adjudication as a bankrupt or as insolvent, or the appointment of a receiver, or an assignment for the benefit of creditors by or on behalf of either party.

      (e) Liquidation or dissolution of the party, which liquidation or dissolution is not caused by the other party.

If one of the foregoing acts of default occurs and is not remedied by the defaulting party within 30 days after the giving of written notice by the nondefaulting party of said default, then the nondefaulting party shall have all legal and equitable rights and remedies provided at law, including termination of this contract, specific performance, or injunctive relief. The remedies of the nondefaulting party shall be cumulative and the exercise of any one or more remedies provided at law shall not be construed as a waiver of any other remedies. Further, no course of dealing between the parties or failure on the part of a nondefaulting party to exercise any right or remedy shall operate as a waiver of such right to claim a default in the future.


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      Neither party shall be liable under this Agreement or deemed in default of this Agreement for any loss, damage, delay or failure of performance of any part of this Agreement resulting, directly or indirectly, from any force majeure event, including without limitation lightning; power surges, fluctuations or failures; strikes or labor disputes; floods; acts of God; the elements, war, civil disturbances, and acts of civil or military authorities, or the public enemy; fuel or energy shortages; condemnation or taking by eminent domain; restraining order or injunction issued by a court upon the application or petition of a nonparty to this Agreement; damage or destruction of a party's boat, building or other propriety or of the property it contains, in whole or in part, except to the extent of any responsibility a party may have under this Agreement for negligence or willful misconduct.

      13. MISCELLANEOUS PROVISIONS.

      (a) Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been given if delivered in person or if sent by certified mail, postage prepaid, to the other party at the following addresses (or such other address as may be designated in writing):

            To DRA:           Dubuque Racing Association, Ltd.
                              Attention: General Manager
                              P. 0. Box 3190
                              Dubuque, IA 52004-3190

            To Greater        Greater Dubuque Riverboat
            Dubuque:          Entertainment Company
                              Attention: Joseph P. Zwack
                              1890 John F. Kennedy Road
                              Dubuque, IA 52002

      (b) Relationship of Parties. Nothing in this Agreement shall be construed to create a partnership between the parties, a relationship of employer and employee between the parties, or a relationship of principal and agent between the parties.

      (c) Nonassignability. Neither party may assign any of its rights, duties or obligations under this Agreement, in whole or in part, to any other person, firm, corporation or entity without the written consent of the other party. However, it is agreed that either party may assign its rights under this Agreement for the sole purpose of securing and collateralizing a loan owing by said party to a lender.

      (d) Successors and Assigns. This Agreement and all of the obligations, duties and rights of the parties hereunder shall inure to and be binding upon the heirs, successors and assigns of the parties to the extent that assignment is permitted under paragraph 13(c) above.

      (e) Governing Law. This Agreement and all rights and duties hereunder, including, but not limited to, all matters of construction, validity and performance, shall be governed by the laws of the State of Iowa.

      (f) Complete Agreement. This Agreement embodies all of the representations, warranties and agreements of the parties and supersedes all prior oral and written proposals and communications.

      (g) Construction. This Agreement shall be construed to comply with all applicable Iowa laws, Commission rules, and regulations relating to excursion boat gambling and may be amended from time to time in order to comply with such laws, Commission rules, and regulations.

      (h) Amendment. This Agreement may be amended or modified at any time but only by a writing signed by both parties.

      (i)   Headings. Paragraph headings herein are for reference purposes only.

      Dated this 22nd day of February, 1993.

                                        DUBUQUE RACING ASSOCIATION, LTD.

                                        By /s/ Norma Denlinger
                                           -------------------------------------
                                           Norma Denlinger, President

                                        By /s/ Sharon Finnin
                                           -------------------------------------
                                           Sharon Finnin, Treasurer


                                        GREATER DUBUQUE RIVERBOAT
                                        ENTERTAINMENT COMPANY, L.C.

                                        By /s/ Joseph P. Zwack
                                           -------------------------------------
                                           Joseph P. Zwack, Managing Member


                                      -15-